Exhibit 2.2

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

PRINCIPAL SOLAR, INC.

(Pursuant to Section 151 of the

Delaware General Corporate Law of the State of Delaware)

PRINCIPAL SOLAR, INC., a corporation organized and existing under the Delaware General Corporate Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 there of:

HEREBY CERTIFIES:

A. That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as amended, the Board of Directors adopted resolutions establishing a new series of 1,000,000 shares of $0.01 par value Preferred Stock of the Corporation.

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended a series of Preferred Stock of the Corporation, be and it hereby is designated and amount thereof and the rights, preferences and limitations of such series are as follows:

1.	Designation of Shares. The designation of this series of Preferred Stock, is “Series B Preferred Stock” par value $.0.01 per share (“Series B Preferred”)

2.	Number of Shares. The Number of Shares constituting the Series B Preferred shares is 1,000,000.

3.	Stated Value. Each share of Series B Preferred shall have a stated value of $1.00 (“Stated Value”)

4.	Dividend Rights. The holders of the Series B Non-Convertible Preferred Stock are not be entitled to receive any dividends.

5.	Conversion or Redemption. The shares of Series B Preferred shall have NO conversion rights into Common Stock.

6.      Preference

(a)              In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation. The holders of shares of the Series B Non - Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders. whether from capital. surplus or earnings. an amount equal to one dollar ($1.00) per share.

(b)             Except as otherwise required by law or by the Articles of Incorporation the outstanding shares of Series B Non-Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series B Non-Convertible Preferred Stock outstanding and as long as at least one of such shares of Series B Non-Convertible Preferred Stock is outstanding shall represent eighty percent (80%) of all votes entitled to be voted at any annual or' special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series B Non-Convertible Preferred Stock shalt represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

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(c)              The Corporation will not, by amendment of the Articles of Incorporation or through any reorganization, transfer of assets, consolidation. merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Articles of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Non- Convertible Preferred Stock against impairment.

(d)             The Series B Non-Convertible Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series B Non-Convertible Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series B Non-Convertible Preferred Stock.

(e)              So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series B Non-Convertible Preferred Stock., without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Non-Convertible Preferred Stock, as to changes affecting the Series B Non-Convertible Preferred Stock.

(f)               The shares of the Series B Non-Convertible Preferred Stock are not redeemable

(g)              So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by the Delaware Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series B Non-Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series B Non-Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series B Non-Convertible Preferred Stock; (c) create any new class or series of capital stock having a preference over the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, '"Senior Securities; (d) create any new class, or series of capital stock ranking pari passu with the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined "Pari Passu Securities"); (e) increase the authorized number of shares of Series B Non-Convertible Preferred Stock; (f) issue any shares of Series B Non-Convertible Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto; (g) issue any additional shares of Senior Securities; or (h) or declare or pay any cash dividend or distribution on. any Junior Securities.

(h)             If holders of at least a majority of the then outstanding shares of Series B Non-Convertible Preferred Stock agree to allow the Corporation to alter or change die rights. preferences or privileges of the shares of Series B Non-Convertible Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series B Non-Convertible Preferred Stock that did not agree to such alteration or change (the “Dissenting Shareholders").

(i)               If at any time or from time to time there shall be (i) a merger, or consolidation of the Corporation with or into another corporation. (ii) the sale of all or substantially all of the Corporation's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Corporation shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Corporation in which in excess of 50 percent of the Corporation's voting power is transferred (each a "Reorganization" then as a part of such Reorganization, provision shall be made so that the holders of the Series B Non-Convertible Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization.

(j)       The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization. recapitalization. transfer of assets. consolidation. merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Non-Convertible Preferred Stock against impairment.

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B. That the above resolution was adopted by all necessary action on the part of the Corporation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate to the name and on behalf of PRINCIPAL SOLAR, INC. on the 29th day of November 2019 and the statements contained herein are affirmed as true under penalty of perjury.

PRINCIPAL SOLAR, INC.

/s/ K. Bryce Toussaint

K. Bryce Toussaint
Chief Executive Officer

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